Exhibit 99.1

MAX CAPITAL GROUP LTD. PROVIDES GUIDANCE ON RECENT MARKET EVENTS

HAMILTON, Bermuda, September 22, 2008—Max Capital Group Ltd. (NASDAQ: MXGL; BSX: MXGL BH) today announced preliminary estimates of claims for Hurricanes Gustav and Ike range from approximately $35 million to $50 million, net of reinstatement provisions. Max Capital’s loss estimates are based on its proprietary modeling analysis, the assessment of individual treaties and data from clients and brokers. The loss estimates will be revised as actual information is received and significant changes in these estimates may occur.

In addition, the Company reported that the return on its alternative investments for the two months ended August 31, 2008 is expected to be negative 6.26%, reflecting monthly results of negative 4.12% in July and negative 2.14% in August.  This negative performance for the two months to August coupled with the positive performance in the first half of 2008 result in a year to date return of negative 5.14%. In accordance with the Company’s accounting policy the unrealized mark to market gains and losses emanating from its alternative investment portfolio are recorded through net income rather than as an adjustment to book value through other comprehensive income.

Max Capital’s alternative investments represented approximately 20% of the Company’s total invested assets of approximately $5.2 billion as of June 30, 2008. The Company’s alternative investment performance for July and August compares to negative 4.09% over the same period for the HFRI Fund of Funds Index, which the Company believes is the most comparable benchmark for this asset class. On a year to date basis through August the return of Max Capital’s alternative investments is negative 4.97% compared to negative 6.35% for the HFRI Fund of Funds Index.

Max Capital has modest exposure to several specific situations that are concerning the market. Max Capital has current holdings of fixed maturities securities issued by Lehman Brothers Inc. and AIG related entities of $15 million and $13 million face value, respectively. Max Capital does not hold any FNMA or FHLMC preferred or common shares. The Company has no reinsurance recoverables from AIG.

W. Marston (Marty) Becker, Chairman and Chief Executive Officer of Max Capital, said: “Our projected claims from Hurricanes Gustav and Ike are within our expectations for hurricane related activity. In terms of our alternative asset portfolio, although we are disappointed by the portfolios absolute returns, we are pleased that Max Capital’s performance was comparable to the indices and stayed within acceptable bounds given the unprecedented volatility and credit deterioration that occurred in the financial markets. Max’s overall investment performance during these volatile times has once again been helped by the high quality nature of our fixed income portfolio which has very little exposure to recent names in news. Recent events give diversified companies like ours more reason for underwriting optimism in the coming months.”

Max Capital Group Ltd., through its operating subsidiaries, provides specialty insurance and reinsurance products to corporations, public entities, property and casualty insurers and life and health insurers.

This release includes statements about future economic performance, finances, expectations, plans and prospects of Max Capital Group Ltd. that constitute forward-looking statements for purposes of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those suggested by such statements. For further information regarding cautionary statements and factors affecting future results, please refer to Max Capital ‘s most recent Annual Report on Form 10-K, Quarterly Reports on Form 10-Q filed subsequent to the Annual Report and other documents filed by Max Capital with the SEC. Max Capital undertakes no obligation to update or revise publicly any forward-looking statement whether as a result of new information, future developments or otherwise.

Contacts

N. James Tees	Roanne Kulakoff

Executive Vice President	Kekst and Company

jim.tees@maxcapservices.com	roanne-kulakoff@kekst.com

1-441-293-8800	1-212-521-4837